EXHIBIT 5.1

June 7, 2005

Align Technology, Inc.

881 Martin Avenue

Santa Clara, California 95050

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Align Technology, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 14,483,379 shares of your Common Stock, $.0001 par value (the “Shares”), reserved for issuance pursuant to the 2005 Incentive Plan and the Employee Stock Purchase Plan (together, the “Plans”).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans.

It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation